UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 17, 2002

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia	1-7102	52-0891669
(state or other jurisdiction)	(Commission File Number)	(I.R.S. EmployerIdentification No.)

Woodland Park, 2201 Cooperative Way, Herndon, VA		20171-3025
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (703) 709-6700

(Former name or former address, if changed since last report)

Item 5 . Other Events

On June 24, 2002, National Rural Utilities Cooperative Finance Corporation ("CFC") and Denton County Electric Cooperative, Inc., d/b/a CoServ Electric ("CoServ") filed with the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the "Court"), a joint plan of reorganization of CoServ (the "Electric Plan"). The Electric Plan includes the following key terms:

*	CoServ will remain a cooperative and concentrate on its electric utility business;
*	Changes will be made in CoServ executive management;
*	CoServ's debt obligations will be restructured in the principal amount of $601 million to be paid quarterly over 35 years, yielding an average rate of 3.06% (the "Restructured Note");
*	CoServ's restructured debt obligations will be secured by all utility assets;
*	CoServ may obtain a $10 million loan from another lender. The proceeds from such $10 million loan will be paid to CFC to reduce the principal amount of the Restructured Note to $591 million;
*

CoServ will have the option to prepay the Restructured Note anytime after five years for the lesser of (a) the then outstanding balance or (b) $415 million; or after six years for the lesser of (a) the then outstanding balance or (b) $405 million. If CoServ elects to prepay the Restructured Note, CFC, upon request from CoServ, will participate in a refinancing syndicate in an amount up to $100 million on the same loan terms as other lenders in the syndicate;

*

CFC commits to provide CoServ up to $200 million of capital expenditure loans, on standard terms offered to other members, to support electric utility capital additions. The commitment extends through the first 10 years of the settlement agreement with no more than $45 million to be lent in any one year;

*	CoServ, at its own expense, may retain an administrative agent to service the Restructured Note and the capital expenditure loans; and
*	All pre-petition unsecured creditor claims will be paid in full.

On June 17, 2002, CFC and CRH Realty Holdings, L.P. ("CRH") filed with the Court a joint plan of liquidation of CRH Realty Holdings, L.P. (the "Real Estate Plan"). The Real Estate Plan provides, among other things, that CRH will transfer all equity interests, cash, notes and accounts receivable, mortgage notes, properties, licensee rights and other assets of CRH and CRH entities engaged in realty investment and lending to an entity designated by CFC, in full satisfaction of the indebtedness owed by CRH under the amended, restated and consolidated promissory note dated March 15, 2001, in the original principal amount of $396 million, which was not fully drawn. On June 24, 2002, the outstanding balance on the note dated March 15, 2001 was $363 million.

Under the terms of the Real Estate Plan, CFC will assume CRH's obligations to provide additional funding to the borrowers of CRH on a basis consistent with the original terms and conditions of the loan and security agreements executed between CRH and the individual borrowers. A lockbox account was established in March 2001 for the receipt and disbursement of funds related to the borrowers of CRH. The balance in the lockbox will be released to CFC on the effective date of the Real Estate Plan as defined by its terms. On June 24, 2002, the balance in the lockbox account was $13 million.

On June 24, 2002, CFC, CoServ, L.L.C. d/b/a CoServ Communications, CoServ Telecom GP, L.L.C., DWB GP, Inc., CoServ Telecom Holdings, L.P., Multitechnology Services, L.P. d/b/a CoServ Broadband Services and Dallas Wireless Broadband, L.P. d/b/a CoServ Broadband (collectively, the "Telecom Debtors") filed with the Court a joint plan of liquidation of the Telecom Debtors (the "Telecom Plan"). The Telecom Plan includes the following key terms:

*

The Court appointed a chief restructuring officer, designated by CFC, to function as a chief executive officer for the Telecom Debtors to manage the operations and maximize the value of the Telecom Debtors' assets;

*

In the event that a sale upon terms satisfactory to CFC does not occur, the Telecom Debtors will transfer all of the Telecom Debtors' assets to an entity designated by CFC on the later of the effective date of the Telecom Plan or September 30, 2002;

*	Net proceeds of the sale of Telecom Debtors' assets will go to CFC; and
*	Unsecured creditors will be paid up to a maximum of $7 million.

The above plans of reorganization and liquidation also provide for the exchange of mutual releases pursuant to which the parties will settle, release and/or waive any and all claims against one another arising from, or relating to, the transferred assets, prior agreements between them, and/or applicable federal and state law. CFC anticipates the plans to become effective in September 2002.

All restructured loans to CoServ are on nonaccrual status. CFC believes that there will be no material financial statement impact as a result of the CoServ reorganization and liquidation plans.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

/s/ Steven L. Lilly
Steven L. Lilly
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

Dated: June 26, 2002